Exhibit 99

Puerto Rico Contact:
Michelle Balaguer,
Oriental Financial Group
(787) 771-6898

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232

JOSÉ RAFAEL FERNÁNDEZ NAMED PRESIDENT AND CEO
OF ORIENTAL FINANCIAL GROUP

JOSÉ ENRIQUE FERNÁNDEZ CONTINUES AS CHAIRMAN OF THE BOARD

San Juan, Puerto Rico, December 6, 2004 — José Rafael Fernández was named President and Chief Executive Officer of Oriental Financial Group, Inc. (NYSE: OFG), effective January 1, 2005, it was announced today by José Enrique Fernández (no relation), who previously held those positions and who continues as Chairman. José Rafael was also appointed to Oriental’s Board of Directors.

José Enrique said that with the anticipated continued growth of Oriental, broadening the responsibilities among the Company’s leaders was essential. José Rafael will assume overall responsibility for day-to-day executive management and operations, while José Enrique will continue to remain actively involved in setting strategic goals and ensuring the Group stays focused on achieving its performance.

José Rafael, 41, has been Senior Executive Vice President and Chief Operating Officer since 2003, and has held increasingly important positions at Oriental since joining the Group in 1991. Most recently, he has spearheaded the highly successful implementation of the Group’s “Oriental Way” program, designed to take the Company to the next level of product/service innovation and growth. In that position, he guided the team that is expanding Oriental’s commercial and consumer loan business and effectively managing its investment portfolio.

“José Rafael is the ideal chief executive to lead Oriental, and I am personally pleased to announce his appointment,” said José Enrique. “We have worked side by side at Oriental for more than a decade, building the Company from a small savings and loan institution on the eastern end of the Island into its present state as a fast-growing, $6.6 billion institution. Together, we will continue to expand Oriental, providing integrated banking and financial services to consumers and businesses through our branch network across Puerto Rico and our operations in Florida.”

“We also believe that in the current Sarbanes-Oxley regulatory environment for publicly traded companies, our being the first financial holding company in Puerto Rico to separate the Chairman’s role from that of the CEO is a proactive step on our part, and one that we believe all companies will eventually be required to take to enhance corporate governance and accountability,” José Enrique added.

“It is truly an honor for me to expand my contribution to Oriental in partnership with José Enrique,” said José Rafael. “Oriental has earned a strong reputation for bringing innovation in banking and financial services to the people of Puerto Rico. The Group has a highly experienced executive and management team in place, and a wonderfully dedicated staff. I look forward to continuing to work with José Enrique, who will remain actively involved, to further increase Oriental’s level of service and growth.”

José Rafael joined Oriental in 1991 as an Assistant Vice President of the Treasury Department, and the following year was placed in charge of the sales and marketing efforts for Individual Retirement Accounts (IRAs), which paved the way for Oriental to become a leader in the trust and retirement business in Puerto Rico. In 1993, he was named Vice President of Sales and Marketing of Oriental Financial Services Corp., the Group’s broker-dealer subsidiary, and four years later was promoted to Senior Vice President. In 1999, José Rafael became Executive Vice President, and in 2001, President of Oriental Financial Services.

Prior to joining Oriental, José Rafael served in Chase Manhattan Bank’s investment department in New York City and Buenos Aires, having begun his career in 1985 as an investment executive at Drexel Burnham Lambert, where he first became associated with José Enrique. José Rafael holds a Bachelor of Science Degree from the University of Notre Dame and a Masters Degree in Business Administration, with a concentration in Finance, from the University of Michigan.

He is a member of the Board of Directors of Advanced Imaging Interventional Center, Inc., Bayamón, Puerto Rico. He also serves as President of the Puerto Rico Center for Social Concerns, a local non-profit organization.

About Oriental Financial Group

Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 40th year in business, Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration in the continental U.S. and Puerto Rico through a wholly owned subsidiary, Caribbean Pension Consultants, Inc., based in Boca Raton, Florida. The Group’s core businesses include a full range of mortgage, commercial and consumer banking services offered through 23 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.

Forward-Looking Statements

This release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other considerations.

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